EXHIBIT 99.1

Media Contacts:
Jeff Baker	Bill Bartkowski
President and CEO	Partner
Analysts International	MeritViewPartners
Phone: (952) 835-5900	Phone: (612) 605-8616
jpbaker@analysts.com	bartkowski@meritviewpartners.com

Analysts International Appoints Jeffrey P. Baker, CEO To Board of Directors

MINNEAPOLIS — October 23, 2006— Analysts International (NASDAQ: ANLY) announced today that Jeffrey P. Baker, President and Chief Executive Officer of Analysts International has been appointed to the Company’s Board of Directors effective immediately. Baker's appointment brings the number of members of the Board to eight, with six being independent directors.

Mike LaVelle, Chairman, commented, "We are very pleased to welcome Jeff to the Board. He brings valuable insights and experience and we look forward to his continued contributions."

Jeff Baker joined the Company as President in June, 2004 and became Chief Executive Officer in January, 2006. Prior to joining the Company, Baker was a partner with PricewaterhouseCoopers.

About Analysts International
Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client's IT staffing needs; Solutions Services, which provides business solutions and network infrastructure services; Managed IT Services and Government Solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit www.analysts.com.